Exhibit 99(j)(1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 25, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of Lipper High Income Bond Fund, Lipper U.S. Equity Fund, Lipper Prime Europe Equity Fund and Lipper Mergers Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
April 30, 2002